EXHIBIT 4.77

                           PURCHASE AND SALE AGREEMENT

                             AJAX PROPERTY (ONTARIO)


THIS AGREEMENT is dated for reference and made effective as of JUNE 13TH, 2005

BETWEEN

                  AURORA-LARDER MINING CORPORATION LIMITED (AS TO 50%)
                  P.O. Box 385, 53 Eighth  Avenue  Larder Lake,  Ontario P0K 1L0
                  Fax: 705.643.2191

                  and

                  KIRNOVA CORP. (AS TO 50%)
                  P.O. Box 186, 21 Goodfish Road Kirkland Lake,  Ontario P2N 3H7
                  Fax: 705.567.6873

                  (the  above  hereinafter   collectively  referred  to  as  the
                  "VENDOR")

                                                 COLLECTIVELY, OF THE FIRST PART
AND

                  AMADOR GOLD CORP.
                  711 - 675 West Hastings Street
                  Vancouver, British Columbia V6B 1N2
                  Fax: 604.685.3764

                  (the above hereinafter referred to as "AMADOR")
                                                              OF THE SECOND PART

WHEREAS the Vendor is the beneficial owner of three staked mining claims situated in Ontario more particularly described in SCHEDULE "A" attached hereto (the "PROPERTY");

AND WHEREAS the Vendor desires to sell and Amador desires to purchase an undivided 100% interest in and to the Property upon terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained the parties agree as follows:


1.       PURCHASE AND SALE

The Vendor shall and hereby covenants to sell, transfer and assign to Amador all of its right, title, interest and obligations in and to the Property, and Amador shall and hereby covenants to purchase all of the Vendor's right, title, interest and obligations in and to the Property. Commencing from and after the date above, Amador shall be solely responsible for its own account all costs and obligations pertaining to, or associated with, the Property.

2.       PURCHASE PRICE

As consideration for the purchase and sale of the Property, Amador agrees to deliver to the Vendor:

         (a) A non-refundable payment of Thirty Thousand Canadian Dollars (CAD$30,000) upon signing of this Agreement,

         (b) Three Hundred Thousand (300,000) common shares of Amador to be delivered to the Vendor within Five (5) days of regulatory approval. Regulatory approval shall be sought within Five (5) days of the effective date of this Agreement, and

         (c) A final cash payment of Fifty Thousand Canadian Dollars (CAD$50,000) within Sixty (60) days of the effective date of this Agreement.

3.       COMPLETION OF SALE

When Amador has paid $80,000 to the Vendor and issued 300,000 common shares of Amador to the Vendor as per the payment schedule in Section 2 above, Amador shall be deemed to have acquired an undivided 100% interest in and to the Property, subject only to a royalty as hereinafter described.

4.       ROYALTY INTEREST

The Vendor shall be entitled to receive and Amador shall be obligated to pay to the Vendor a royalty equal to 2% of production from the Property calculated and payable in accordance with the provisions of SCHEDULE "B" attached hereto (the "ROYALTY").

Amador may at any time purchase one half of the Royalty (viz. 1%) from the Vendor for One Million Canadian Dollars (CAD$1,000,000) thereby leaving the Vendor with a 1% Royalty.

5.       REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to Amador that:

         (a)      the Vendor is the legal and beneficial owner of the Property,

         (b) the Property consists of those staked mining claims more particularly described in Schedule "A" attached hereto, and that such mining claims were located and recorded in accordance with the applicable laws of Ontario and are valid and subsisting as of the date of execution and delivery of this Agreement,

         (c) the Property is in good standing, free and clear of all liens, charges and encumbrances,

         (d) there are no pending or threatened actions, suits, claims or proceedings regarding the Property, and

         (e) the Vendor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same.

The representations and warranties of the Vendor herein before set out are conditions upon which Amador has relied on in entering into this Agreement.

6.       FURTHER ASSURANCES

The parties hereto agree to execute all such further documents and to do or cause to be done all acts necessary to implement and carry into effect the provisions and intent of this Agreement.

7.       TITLES

The titles to the respective paragraphs hereof shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

8.       SCHEDULES

The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were contained in the body hereof.

9.       APPROVALS

The Vendor and Amador hereby acknowledge that this Agreement shall be subject to all necessary regulatory approvals and conditions.

10.      GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada.

11.      PRIOR AGREEMENTS

This Agreement contains the entire agreement between the parties in respect of the Property and supersedes all prior agreements, representations and warranties made by and between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

12.      EXECUTION IN COUNTERPARTS AND DELIVERY

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document and may be delivered by facsimile or other means of electronic communication producing a printed copy. IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

The COMMON SEAL of                           )
                                             )
AURORA-LARDER MINING CORPORATION LIMITED     )
was hereunto affixed in the presence of:     )
                                             )
By:  /s/ David G. LaRocque                   )
David G. LaRocque, President                 )


KIRNOVA CORP.                                )
                                             )
                                             )
By:  /s/ Daniel J. McCormack                 )
Daniel J. McCormack, President               )


The COMMON SEAL of                           )
                                             )
AMADOR GOLD CORP.                            )
was hereunto affixed in the presence of:     )
                                             )
By:  /s/ Richard W. Hughes                   )
Authorized Signatory                         )

                                  SCHEDULE "A"

Referred to in the Agreement dated for reference and made effective as of JUNE 13TH, 2005 between AURORA-LARDER MINING CORPORATION LIMITED and KIRNOVA CORP. and AMADOR GOLD CORP.
--------------------------------------------------------------------------------

                                    PROPERTY

The Property consists of the following staked mining claims:

CLAIM NUMBER      TOWNSHIP       NUMBER OF UNITS      DATE OF RECORDING

L-3013125         Strathy               1             June 1, 2005
L-3013126         Strathy               1             June 1, 2005
L-3013127         Strathy               1             June 1, 2005

                                  SCHEDULE "B"

Referred to in the Agreement dated for reference and made effective as of JUNE 13TH, 2005 between AURORA-LARDER MINING CORPORATION LIMITED and KIRNOVA CORP. and AMADOR GOLD CORP.
--------------------------------------------------------------------------------

                                     ROYALTY

1. For all diamonds, gems and other precious and semi-precious stones ("STONE PRODUCTS") mined or produced from the Property, Amador shall pay to the Vendor a Royalty equal to a percentage of the net sales returns ("NSAR") realized from the sale or disposition of the Stone Products.

2. For all metals, bullion or concentrates ("OTHER PRODUCTS") mined or produced from the Property, Amador shall pay to the Vendor a Royalty equal to a percentage of the net smelter returns ("NSMR") realized or deemed to be realized as hereinafter provided, from the sale or disposition of the Other Products.

3. The aforementioned percentage of the NSAR and percentage of the NSMR shall be that determined in accordance with the provisions of Section 4 of the Agreement to which this Schedule B forms a part; and in the calculation of the Royalty, such percentage is applied to 100% of the NSAR or NSMR, as the case may be, regardless of dilution of Amador's working interest or entitlement with respect to the Agreement, the Property or the Products.

4. For the purposes of this Schedule B, the term "PRODUCTS" shall be interpreted as a collective reference to Stone Products and Other Products and the term "ROYALTY" shall be interpreted as a collective reference to the NSAR Royalty and the NSMR Royalty.

5.       Net Sales Returns Royalty - Stone Products

         a. Net sales returns means the gross proceeds from the sale or disposition of Stone Products to an independent purchaser, after deducting therefrom the cost of Valuation, Sorting, Shipping and Insurance in connection with the Stone Products as well as any sales, excise, production, export and other duties, levies, assessments and taxes (except income taxes) payable on the production or sale of Stone Products (but not income taxes), and for the purposes hereof:

                  i. "VALUATION" means the establishing of a value for each lot or group of sorted Stone Products for purposes of reference when negotiating with a potential purchaser of the same;

                  ii. "SORTING" means separation of Stone Products from waste materials and dividing them into groups according to quality, size, or other characteristics, and then the division of such groups into appropriate lots or groups for valuing and/or sale, it being acknowledged that in the case of gem quality Stone Products, a group or lot may be a single stone;

                  iii. "SHIPPING" means all methods of transportation or places of storage of Stone Products from the moment they leave the Property until the passing of title thereto or risks therefore (whichever is the later) to an independent purchaser, including, without limitation, any cost that may be incurred by reason of such methods or places used or any sorting or valuation facilities being situated off the Property; and

                  iv. "INSURANCE" means all insurance that Amador considers advisable to protect all or part of the Stone Products in the possession or control of Amador (including, without limitation, during shipping) until the passing of title thereto or risks therefore (whichever is the later) and including, without limitation, the insurance or bonding of any person who does or may come into contact with any such Stone Products at any point during the operations of Amador whether such person is an employee of Amador or otherwise.

         b. If Stone Products are sold to any entity with which Amador does not deal at arm's length, the Stone Products shall for the purposes hereof be deemed to have been sold at prices determined by an independent valuator chosen by the Vendor.

         c. Amador shall not have the right to commingle Stone Products produced from the Property with similar products produced from other properties.

6.       Net Smelter Returns Royalty - Other Products

         a. Net smelter returns means the gross proceeds from the sale or disposition of Other Products removed from the Property after deducting the costs of treatment, tolling, smelting, refining and minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, import taxes and export taxes; and the term "smelter" shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce concentrates.

         b. If smelting, refining, treatment, assay or sampling of Other Products is performed by facilities owned or controlled by Amador or any of its affiliates, all charges, costs and penalties therefore to be deducted pursuant to the foregoing paragraph shall be equal to and not exceed actual costs incurred by Amador in carrying out such processes and shall not exceed such amounts which Amador would have incurred if such operations were conducted at facilities operating at arm's length to Amador, and which were then offering comparable services for comparable quantities and quality of Other Products.

         c. Amador shall have the right to commingle Other Products produced from the Property with metals, bullion or concentrates produced from other properties. Before commingling, Other Products from the Property shall be weighed, sampled, assayed, measured or gauged by Amador in accordance with sound mining and metallurgical practices for moisture, penalty substances and payable content. Records shall be kept by Amador for a reasonable time showing weights, moisture and assays of payable content. Prior to commingling, Amador shall give thirty (30) days notice to the Vendor specifying its decision to commingle and outlining the procedures it proposes to follow.

7.       General

         a. Royalties shall accrue at the time of sale or deemed sale, as applicable, and they shall become due and payable in cash on a calendar quarter basis, on the twentieth (20th) day of the month next following the calendar quarter in which they accrue.

         b. At the time of making each Royalty payment to the Vendor, Amador shall provide the Vendor with a certificate of a senior officer of Amador certifying as to the accuracy of the calculations of the Royalty payment and setting out the method of the calculation thereof to which shall be attached a true copy of the related smelter or sales receipt or receipts.

         c. Net sales returns and net smelter returns upon the respective Products shall be calculated exclusively as provided herein, and the Royalty computed thereon shall be determined without regard to any "hedging", "forward", "futures" or comparable sales (collectively referred to as "FUTURE trading") of such Products by or on behalf of Amador. The Vendor shall not be entitled to any benefit of or be subject to any loss attributable to such future trading by Amador.

         d. Amador shall cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of Royalties payable to the Vendor, and the reasonable verification thereof; and the Vendor shall have, from time to time, the unfettered right, during regular business hours and on reasonable notice, to carry out at its sole cost and expense an audit by established independent professionals chosen by the Vendor, of the methodology and manner of calculating all Royalty payments hereunder and Amador shall provide, during regular business hours and on reasonable notice, unrestricted access to its books, accounts, records, vouchers, smelter settlements, sales receipts and related documentation for this purpose. Should there be any difference in the amount of the Royalty payment or payments which are ultimately determined by the process to be in the Vendor's favour, which exceed three (3%) percent of the amount of the Royalty paid to the Vendor, then the cost of said audit, to the extent reasonable, shall be reimbursed to the Vendor by Amador.